EXHIBIT 10.20

TAX MATTERS AGREEMENT

This Agreement is made this 21st day of June, 2002 among General Electric Company, a New York corporation (“GE”), GE Investments, Inc., a Nevada corporation (“GEII”), and Global Acquisition Company, a Delaware corporation (the “Acquiror”).

     A.     Pursuant to the Recapitalization Agreement dated June 21, 2002 among GE, GEII, and the Acquiror (the “Recapitalization Agreement”), the Acquiror has agreed, on the terms and subject to the conditions set forth in the Recapitalization Agreement, to purchase (the “Purchase”) from GEII shares of RMS Electronic Commerce Systems, Inc. (the “Company”) in a transaction that will constitute a qualified stock purchase within the meaning of Section 338(d) of the Code.

     B.     GE, GEII, the Company, GE Information Services, Inc. (“GEIS”), and certain of their Subsidiaries have been members of an affiliated group of corporations of which GE is the common parent (the “GE Affiliated Group”) within the meaning of Section 1504(a) of the Code, and the members of the GE Affiliated Group have heretofore filed United States federal income tax returns on a consolidated basis pursuant to Section 1501 of the Code.

     C.     GE and certain of its Affiliates have heretofore joined in the filing of certain combined, consolidated, unitary and other similar United States or foreign, state, local or other governmental income or franchise tax returns (the “Combined Income Tax Returns”), and each group filing such a return that includes the Company or GEIS or any of their Subsidiaries and at least one of GE or another Affiliate of GE is designated a “Combined Group.” In addition, GE and certain of its Affiliates have also filed certain separate, stand-alone tax returns (the “Separate Tax Returns”) in certain U.S. state, foreign, local or other taxing jurisdictions.

     D.     As a consequence of the Purchase, the Company and GEIS and their Subsidiaries will no longer be members of the GE Affiliated Group and will no longer be members of one or more Combined Groups.

     E.     The parties to this Agreement desire to make certain representations, warranties and covenants with respect to tax matters and to allocate the liability for certain United States and foreign Taxes that may be owed to or asserted by United States or foreign federal, state, local or other governmental taxing authorities.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:

     SECTION 1. Definitions. (a) Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the Recapitalization Agreement.

     (b)  Unless the context otherwise requires, references in this Agreement to any Person include the successors and assigns of such Person.

     (c)  For purposes of this Agreement, the term “Subsidiary” includes GEIS GmbH.

     SECTION 2. Representations of GE and GEII. GE and GEII represent and warrant to the Acquiror that, subject to the exceptions stated in Schedule I attached to this Agreement, and subject to other exceptions that are not material individually or in the aggregate:

(a) the Company and GEIS and each of their Subsidiaries have prepared and timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Company or GEIS or their Subsidiaries;

(b) the Company and GEIS and each of their Subsidiaries have timely paid all Taxes due through the date of this Agreement and have made adequate provision for any Taxes attributable to any taxable period (or portion thereof) of the Company and GEIS and their Subsidiaries ending on or prior to the date of this Agreement that are not yet due;

(c) any deficiencies or assessments asserted in writing against the Company or GEIS or any of their Subsidiaries by any taxing authority through the date of this Agreement have been paid or fully reserved or settled;

(d) neither the Company nor GEIS nor any of their Subsidiaries is presently under examination or audit by any taxing authority;

(e) no extension of the period for assessment or collection of any Tax is currently in effect with respect to the Company or GEIS or any of their Subsidiaries;

(f) none of the assets of the Company or GEIS or any of their Subsidiaries is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal

Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986);

(g) neither the Company nor GEIS nor any of their Subsidiaries has been a member of any affiliated group (within the meaning of Section 1501 of the Code) other than the GE Affiliated Group; and except as provided in Treasury Regulations Section 1.1502-6 with respect to the GE Affiliated Group, neither the Company nor GEIS nor any of their Subsidiaries has any liability for Taxes owed by another person, corporation, partnership or other entity;

(h) the Company, GEIS, and each of the corporate Subsidiaries of the Company or GEIS organized under the laws of a state within the United States (collectively with GEIS, the “U.S. Subsidiaries”) is a member of the GE Affiliated Group and files its United States federal income tax return on a consolidated basis with GE and GEII pursuant to Section 1501 of the Code. The U.S. Subsidiaries and the state in which each of them is organized is set forth on Schedule II; and

(i) neither the Company nor GEIS nor any of their Subsidiaries is party to or bound by (nor will the Company nor GEIS nor any of their Subsidiaries, prior to the Closing, become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement.

     SECTION 3. Filing of Tax Returns. (a)(1) GE will file (or cause to be filed) all necessary consolidated United States federal income Tax Returns of the GE Affiliated Group and all necessary Combined Income Tax Returns for all taxable periods beginning on or before the Closing Date. GE will file (or cause to be filed) all necessary Separate Tax Returns with respect to the Company, GEIS, and their Subsidiaries for all taxable periods ending on or before the Closing Date. GE will pay for its own account or the account of one or more of its Affiliates (i) any United States federal income taxes with respect to such federal income tax returns, and (ii) any United States or foreign state, local, or other governmental income or franchise taxes with respect to such Combined Income Tax Returns (“Combined Income Taxes”), and (iii) any United States or foreign state, local, or other governmental Taxes other than Combined Income Taxes or taxes described in Section 3(a)(1)(i) (“Separate Taxes”) with respect to such Separate Tax Returns.

     (2)  Promptly, but no later than 180 days after the Closing Date (but, in any event, no later than 30 days prior to the due date (without extensions) of the relevant tax return), the Acquiror or the Company will provide GE with the necessary information relating to the Company, GEIS, and their Subsidiaries and, where necessary, authorization for GE to prepare such Tax Returns and to pay such federal income taxes, Combined Income Taxes and Separate Taxes. The Acquiror or the Company will prepare such information in a manner consistent with past practice, and GE will prepare such Tax Returns in a manner consistent with past practice.

     (b)  Except as described in Section 3(a), the Acquiror or the Company will file (or cause to be filed) all necessary United States or foreign federal, state, local and other governmental Tax Returns with respect to the Company, GEIS, and all of their Subsidiaries for all taxable periods. The Acquiror or the Company will pay (or cause to be paid) for its own account or the account of one or more of its Affiliates any Taxes due with respect to such returns and reports; provided, however, that, with respect to any taxable period of the Company, GEIS, or any of their Subsidiaries that begins on or before and ends after the Closing Date (a “Straddle Period”), GE shall reimburse the Acquiror or the Company for any such Taxes paid that are attributable to the pre-closing portion of that Straddle Period. Such reimbursement by GE shall occur by wire transfer on the later of the third day prior to the due date for payment of such Taxes to the government or the fifteenth business day after the Acquiror has provided to GE (i) written notice that such Taxes have been or soon will be paid by Acquiror, the Company, GEIS or any of their Subsidiaries, and (ii) a detailed calculation of the Straddle Period Taxes and the pre-closing portion thereof; provided, however, that if GE’s failure to pay results from insufficiency of the detailed calculation, no interest will be due from GE. The detailed calculation shall be sufficient to allow GE to make a determination as to the accuracy of the calculation. Acquiror and GE will endeavor in good faith to resolve any differences with respect to such calculation.

     (c)  For purposes of this Agreement, income, deductions, and other items in respect of a Straddle Period will be allocated between the pre-closing portion of such Straddle Period and the post-closing portion of such Straddle Period based on an actual closing of the books of such entity as of the end of the Closing Date.

     SECTION 4. Indemnification by GE. (a) GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses with respect to (i) United States federal income Taxes of the Company, GEIS, and each of their Subsidiaries for all taxable periods ending on or before the Closing Date (except for any Losses as may result from (A) any action outside the ordinary course of business taken with respect to the Company, GEIS, or any of their Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, or (B) with respect to Losses not in excess of $250,000 in the aggregate, any action taken to facilitate use of recapitalization accounting with respect to Acquiror’s purchase of stock of the Company, other than (in either case) such Losses arising as a result of the parties’ election under Section 338(h)(10) of the Code), and (ii) United States federal income Taxes of any member of the GE Affiliated Group for any period during which the Company or any of its Subsidiaries was a member of such group, including United States federal income Taxes imposed pursuant to Treasury Regulations section 1.1502-6 (except for any Losses as may result from (A) any action outside the ordinary course of business taken with respect to the Company, GEIS, or any of their Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, or (B) with respect to Losses not in excess of $250,000 in the aggregate, any action taken to facilitate use of recapitalization accounting with respect to Acquiror’s purchase of stock of the Company, other than (in either case) such Losses arising as a result of the parties’ election under Section 338(h)(10) of the Code). For purposes of this Agreement, “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining such Losses, and the amount of such indemnification payment shall be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt, or right to receive, such indemnification payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Losses.

     (b)  GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses with respect to Combined Income Taxes and Separate Taxes for all taxable periods (or the portion thereof) ending on or before the Closing Date, including, in the case of Separate Taxes, the pre-closing portion of any Straddle Periods beginning before and ending after the Closing Date, except for any Losses as may result from (A) any action outside the ordinary course of business taken with respect to the Company, GEIS, or any of their Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, or (B) with respect to Losses not in excess of $250,000 in the aggregate, any action taken to facilitate use of recapitalization accounting with respect to Acquiror’s purchase of stock of the Company, other than (in either case) such Losses arising as a result of the parties’ elections of, or reporting of, Deemed Asset Sale Treatment.

     (c)  GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses that such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the inaccuracy of any representations and warranties made by GE and GEII in this Agreement, and any failure by either of GE or GEII to perform any of its covenants or agreements under this Agreement.

     (d)  The Acquiror or the Company will notify GE within 30 days after receipt of any written communication to or by the Acquiror, the Company or any other Affiliate of the Acquiror from or with any taxing authority concerning Taxes for which indemnification may be claimed from GE pursuant to the provisions of this Section 4. In addition, the Acquiror or the Company will notify GE at least 15 days prior to the date on which the Acquiror, the Company or any other Affiliate of the Acquiror intends to make a payment of any Taxes that are indemnifiable by GE pursuant to the provisions of this Section 4. GE will notify the Acquiror or the Company within 30 days after receipt of any written communication to or by GE or any Affiliate of GE from or with any taxing authority concerning Taxes owed by the Company or any Subsidiary or any Taxes for which indemnification may be claimed from the Acquiror or the Company pursuant to the provisions of Section 5. The failure by a party to notify another pursuant to this Section 4(d) will not constitute a waiver of any claim to indemnification under this Agreement in the absence of material prejudice to the indemnifying party.

     SECTION 5. Indemnification by the Acquiror. (a) The Acquiror shall indemnify and hold harmless on an After-Tax Basis GE, GEII and each other Affiliate of GE from and against, and reimburse each such Person for, (i) any Losses with respect to United States or foreign federal, state, local, or other governmental income or franchise Taxes imposed on the Company or any Subsidiary for all taxable periods (or the portion thereof) beginning after the Closing Date, and (ii) any Losses as may result from (A) any action outside the ordinary course of business taken with respect to the Company, GEIS, or any of their Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, or (B) with respect to Losses not in excess of $250,000 in the aggregate, any action taken to facilitate use of recapitalization accounting with respect to Acquiror’s purchase of stock of the Company, other than (in either case) such Losses arising as a result of the parties’ election under Section 338(h)(10) of the Code or as a result of the parties’ elections of, or reporting of, Deemed Asset Sale Treatment (and with respect to Section 338(g) Elections, as limited by Section 12(b)).

     (b)  The Acquiror shall indemnify and hold harmless on an After-Tax Basis GE, GEII and each other Affiliate of GE from and against, and reimburse each such Person for, any Losses that any such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the failure by the Acquiror or the Company to perform any of its covenants or agreements under this Agreement.

     (c)  The Acquiror shall pay to GE within ten business days after realization the amounts of any reductions in income or franchise Tax realized after the Closing by the Acquiror, the Company, GEIS or any of their Subsidiaries from (i) any deduction allowed for compensation (including without limitation any deduction for retention bonuses and any amounts treated as compensation under Treas. Reg. § 1.83-7) paid by GE or any Affiliate of GE to any employee of the Company, GEIS, or any of their Subsidiaries in cash, stock, or other property, or (ii) any amounts paid by GE or any Affiliate of GE pursuant to Section 5.16 of the Recapitalization Agreement. To the extent that a subsequent disallowance of any such deduction deprives Acquiror, the Company, GEIS or any of their Subsidiaries of such Tax reduction, the amount shall be refunded by GE to Acquiror within ten business days of receipt of written notice by GE that such additional Tax has been paid.

     SECTION 6. Group Returns. (a) GE will cause the GE Affiliated Group to file a consolidated United States federal income tax return for the taxable year that includes the Closing Date. GE will include the Company, GEIS, and each of their Subsidiaries in such consolidated United States federal income tax return to the extent permitted by law and regulations.

     (b)  GE will, and will cause, its Affiliates to file Combined Income Tax Returns for the taxable year that includes the Closing Date to the same extent that it and its Affiliates joined in the filing of such Combined Income Tax Returns for the immediately preceding taxable year. Such Combined Income Tax Returns will include the Company, GEIS, and each of their Subsidiaries to the extent permitted by law and regulations.

     (c)  To the extent permitted by law and regulations, the taxable year of the Company, GEIS, and each of their Subsidiaries will terminate on the Closing Date for all United States or foreign federal, state, local and other governmental income and franchise Tax purposes.

     SECTION 7. Control. (a) GE will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to the consolidated United States federal income Tax liability of the GE Affiliated Group and/or the Tax liability of GE or an Affiliate of GE under any Combined Income Tax Return, and the portion of any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability with respect to which GE provides indemnification under this Agreement.

     (b)  Except as provided in Section 7(a), the Acquiror will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of the Company, GEIS, or any of their Subsidiaries.

     SECTION 8. Refunds. (a) GE will be entitled to any refunds (including interest paid therewith) in respect of any United States or foreign federal, state, local, or other governmental Tax liability of the Company or any of its Subsidiaries in respect of a taxable period (or the portion thereof) ending on or prior to the Closing Date. Nothing in this Section 8(a) will preclude the Company or any of its Subsidiaries from making any election under Section 172(b) of the Code or any comparable provision of law or regulations for any taxable year beginning on or after the Closing Date.

     (b)  Except as provided in Section 8(a), the Acquiror will be entitled to any refunds (including interest paid therewith) in respect of any United States or foreign federal, state, local, or other governmental tax liability of the Company or any of its Subsidiaries.

     SECTION 9. Tax Sharing Payments. All rights and obligations of GE and its Affiliates (with respect to the Company, GEIS, and each of their Subsidiaries) and of the Company, GEIS, and each of their Subsidiaries to make or receive any Tax sharing payments (other than pursuant to this Agreement) will terminate prior to Closing.

     SECTION 9A. Termination of State Filing Agreement. The special state filing agreement (“State Filing Agreement”) dated June 20, 2000 bearing the heading Request for Alternate Apportionment Method shall be terminated as to the Company, GEIS, and all of their Subsidiaries prior to the Closing. GE and GEII represent and warrant to the Acquiror that neither the Company nor GEIS nor any of their Subsidiaries will be subject to any material adverse Tax consequence as a result of having been a party to or otherwise subject to the provisions of the State Filing Agreement. GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company, GEIS, and each other Subsidiary of the Acquiror from and against, and reimburse each such Person for, any Losses attributable to the State Filing Agreement.

     SECTION 10. Interest. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

     SECTION 11. Tax Cooperation. (a) GE and the Acquiror will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company, GEIS, or their Subsidiaries or their respective assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes or Tax Return. GE and the Acquiror will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Company, GEIS, or their Subsidiaries or their respective assets or businesses, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 11 will reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

     (b)  GE and the Acquiror will report to the other any written communication from or with the IRS that relates in any way to the characterization of the Purchase or any related transaction.

     SECTION 12. Section 338 Elections.

     (a)  Section 338(h)(10) Elections.

     (1)  Acquiror, GE and, if necessary, GEII shall join in filing an election under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) with respect to the actual or deemed acquisition by the Acquiror of the Company and each of its U.S. Subsidiaries and will treat such acquisition as a deemed sale of all of the assets of the Company and each such Subsidiary (“Deemed Asset Sale Treatment”).

     (2)  In each state that, without the filing of any additional election, requires Deemed Asset Sale Treatment for each actual or deemed acquisition with respect to which a Section 338(h)(10) Election is made, Acquiror shall advise GE of all material filings and schedules that are required to perfect such Deemed Asset Sale Treatment and shall provide to GE any information in the possession of Acquiror or any of its Subsidiaries that is required to be set forth on such additional filings and schedules. Acquiror and GE and their respective Subsidiaries shall file any required tax returns in a manner consistent with such Deemed Asset Sale Treatment.

     (3)  With respect to Taxes in any other state, GE or GEII shall execute, or cause any necessary GE Subsidiary to execute, any election prepared and requested by Acquiror that is necessary to achieve Deemed Asset Sale Treatment. Acquiror shall advise GE of all material filings and schedules that are required to perfect such Deemed Asset Sale Treatment and shall provide to GE any information in the possession of Acquiror or any of its Subsidiaries that is required to be set forth in such additional filings and schedules. Acquiror and GE and their respective Subsidiaries shall file any required tax returns in a manner consistent with any such Deemed Asset Sale Treatment.

     (4)  GE will pay any Taxes for all taxable periods ending on or before the Closing Date, and for the portion of any Straddle Period ending as of the end of the Closing Date, attributable to the making of the Section 338(h)(10) Elections and other elections or filings under this Section 12(a). GE will indemnify Acquiror, Company, and its Subsidiaries pursuant to Section 4 against any Losses arising out of any failure by GE to pay any such Tax.

     (b)  Section 338(g) Elections.

     (1)  Acquiror shall provide GE with a written notice, or more than one written notice, listing the foreign Subsidiaries for which Acquiror requests to make elections under Section 338(g) of the Code to treat the acquisition of such Subsidiary as a deemed sale of all of the assets of such Subsidiary. Each such election is referred to herein as a “Section 338(g) Election.”

     (2)  With respect to each Subsidiary for which a written notice is given, GE shall provide to Acquiror within 30 days after receipt of such notice a good faith estimate and a detailed calculation of the present value of the additional Tax liability GE and its Affiliates would incur for all taxable periods as a result of a Section 338(g) Election. Such estimated Tax liability is referred to herein as the “Estimated Section 338(g) Tax.” The detailed calculation shall be sufficient to allow Acquiror to make a determination as to the accuracy of the calculation. Acquiror and GE will endeavor in good faith to resolve any differences with respect to such calculation.

     (3)  No Section 338(g) Election shall be made with respect to a foreign Subsidiary of the Company or GEIS unless Acquiror has previously paid to GE the Estimated Section 338(g) Tax with respect to such Subsidiary or such other amount as the parties agree to in good faith, provided, however, that the first $250,000 of the aggregate amount otherwise payable by Acquiror pursuant to this Section 12(b)(3) need not be paid to GE.

     (4)  No payments from GE to Acquiror or from Acquiror to GE to adjust for any difference between the Estimated Section 338(g) Tax or such other amount as the parties agree to in good faith and actual Taxes shall be required or made.

     (c)  The parties will agree as to the portion of the Purchase Price that they will allocate in the aggregate to the foreign enterprises listed in Schedule III, provided, however, that they will not allocate more than $120 million in the aggregate to such foreign enterprises.

     (d)  Within 180 days after the Closing Date, Acquiror will provide to GE copies of IRS Form 8023 and any required exhibits thereto (the “Asset Acquisition Statement”) with Acquiror’s proposed allocation of the Purchase Price (together with any assumed liabilities). Within 15 days after the receipt of such Asset Acquisition Statement, GE will propose to Acquiror any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to Acquiror within such time period, GE and GEII will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). Acquiror and GE will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within 15 days after Acquiror’s receipt of written notice of objection from GE.

     (e)  If GE withholds its consent to the allocation reflected in the Asset Acquisition Statement, and, after working in good faith to resolve any differences with respect to the Asset Acquisition Statement, Acquiror and GE are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters shall be determined by an independent accounting firm of national standing (the “Allocation Arbiter”) selected by Acquiror and GE, which firm shall not be the regular accounting firm of either Acquiror or GE. Within 15 days after its appointment, the Allocation Arbiter will determine (based solely on presentations by Acquiror and GE and not by independent review) only those matters in dispute and will issue a written report as to those matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding on Acquiror and GE. The fees and costs of the Allocation Arbiter shall be borne equally by Acquiror and GE. For the avoidance of doubt, this provision, and not any conflicting provision of Section 11.12 of the Recapitalization Agreement, shall apply to any dispute regarding the Asset Acquisition Statement.

     (f)  Acquiror and GE shall file all Tax Returns and reports consistent with the allocation of Purchase Price provided in the Asset Acquisition Statement or, if applicable, the determination of the Allocation Arbiter.

     SECTION 13. Survival. The indemnity and payment obligations set forth in this Agreement shall survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions thereof). The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

     SECTION 14. Amendment. No provision of this Agreement may be waived, amended or modified except by a written instrument signed by the GE Parties and the Acquiror.

     SECTION 15. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the GE Parties may assign any or all of the their rights and obligations under this Agreement to any of their Affiliates; provided that no such assignment shall release the GE Parties from any liability or obligation under this Agreement.

     SECTION 16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement, their respective Affiliates and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Gary Reiner Name: Gary Reiner Title: Senior Vice President & Chief Information Officer

GE INVESTMENTS, INC.

By:	/s/ Gary Reiner Name: Gary Reiner Title: Senior Vice President & Chief Information Officer

GLOBAL ACQUISITION COMPANY

By:	/s/ Brian J. Ruder Name: Brian J. Ruder Title: Vice President